Exhibit 10.34

THE AMENDED AND RESTATED

THE PBSJ CORPORATION 2008 EMPLOYEE

STOCK OWNERSHIP AND DIRECT PURCHASE PLAN

As through January 19, 2008

INTRODUCTION

The PBSJ Corporation (the “Company”), is a holding company that owns one hundred percent (100%) of its major subsidiary operating companies: Post, Buckley, Schuh & Jernigan, Inc. (“PBS&J”); PBS&J Constructors, Inc.,; PBS&J Construction Services, Inc.; and PBS&J International, Inc. As of January 1, 2008, the operating companies employ over 4,000 persons in approximately 80 offices nationwide and internationally.

In accordance with the Bylaws, the shares are valued as of each September 30 based upon an independent appraisal of fair market value performed thereafter. The Board of Directors of The PBSJ Corporation intends, from time to time, to grant stock ownership rights to eligible employees. The mechanics of purchasing shares and ultimately selling them back to the Company and the Trust (as defined below) are described herein and in the Company’s Bylaws, offering circulars and accompanying information prepared annually.

1. Administration.

(a) The Amended and Restated The PBSJ Corporation 2008 Employee Stock Ownership and Direct Purchase Plan (the “Plan”) shall be administered by or by a committee (which may include directors and executives) to which the Company’s Board of Directors (“Board”) delegates such administration (the “Committee”), which committee shall report to the Board In the event no Committee is appointed, the Board shall act as the Committee. All actions shall be taken by a majority of the Committee. The Committee shall have the full and final authority to interpret the provisions of the Plan, to decide all questions of fact arising in its application, and to prescribe such rules and procedures for the administration of the Plan as it may, from time to time, deem advisable.

(b) Any action, decision, interpretation or determination by the Committee, with respect to the application or administration of this Plan, shall be final and binding upon all persons.

(c) No member of the Committee or the Board shall be liable for any action or determination taken or made in good faith with respect to the Plan, and to the extent permitted by law, all members shall be indemnified by the Company for any liability and expenses which may occur through any claim or cause of action.

2. Effective Date. This amended and restated Plan became effective upon its adoption by the shareholders of the Company, having been recommended by the Board of Directors of the Company on December 5, 2007 and approved by its shareholders on January 19, 2008 (the “Effective Date”).

3. Definitions. For purposes of the Plan, the following terms shall have the meanings assigned to them, unless another meaning is clearly indicated by a particular usage and context.

(a) “Current Stock Value” means the “fair market value” of a Share as determined by an independent appraisal of the Company as of the end of the most recent fiscal year in accordance with the procedure determined by the Board and outlined in the PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust, as amended.

(b) “Effective Date of Exercise” means the date on which the Company has received a written notice of exercise, in such form as is acceptable to the Committee, and full payment of the purchase price or provision thereof as hereinafter provided.

(c) “Effective Date of Grant” means the date on which the Committee makes the award.

(d) “Eligible Employee” means any individual who is a director of the Company and any individual (other than one who receives retirement benefits, stipends, consulting fees, honorariums, and the like from the Company or a Subsidiary, or who is a full time employee of any firm other than the Company or a Subsidiary) who:

(i) performs services as a full time or part-time regular employee for the Company or a Subsidiary, including any individual who is an officer or director of the Company or a Subsidiary; and

(ii) is included on the regular payroll of the Company or a Subsidiary.

(e) “Exercise Price” means the price per Share subject to a Stock Ownership Right which will, unless otherwise provided by the Committee, be the Current Stock Value as of the first day of the Stock Window.

(f) “Share” means one share of the Class A Common Stock, par value of $.00067 per share, of the Company.

(g) “Stock Ownership Right” means the right to purchase from the Company up to a stated number of Shares at a specified price. Stock Ownership Rights may be granted to an Eligible Employee, subject to such conditions and restrictions as the Board deems appropriate.

(h) “Stock Window” means the time period, which shall be at least annually, set by the Board during which Eligible Employees can exercise their Stock Ownership Rights.

(i) “Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(j) “Trust” means The PBSJ Employee Profit Sharing and Stock Ownership Plan and Trust (formerly The PBSJ Employee Profit Sharing Plan and Trust).

4. Granting of Stock Ownership Rights. Subject to the terms and conditions of the Plan, the Committee may, from time to time, grant to Eligible Employees Stock Ownership Rights on such terms and conditions as it may determine, provided that no Eligible Employee may be granted more than 10,000 Stock Ownership Rights with respect to any one Stock Window. Any number of Stock Ownership Rights may be granted to the same Eligible Employee; provided that no Eligible Employee may exercise such Stock Ownership Rights if such purchase would cause the Eligible Employee to own more than (i) three percent (3%) of the total number of shares outstanding as of the end of the most recent fiscal year or (ii) 250,000 Shares, whichever is less.

5. Term of Stock Ownership Rights. Stock Ownership Rights shall be for such term as is established, from time to time, by the Committee, which term shall generally be the Stock Window.

6. Exercise of Stock Ownership Rights and Payment of Exercise Price.

(a) An Eligible Employee entitled to exercise Stock Ownership Rights may do so in whole or in part by delivering to the Secretary of the Company, at its principal executive office, or to such other person and address as is communicated to the Eligible Employee in the offering circular, a written notice of exercise. The written notice shall specify the number of Shares for which Stock Ownership Rights are being exercised and shall be accompanied by full payment, or provision therefore, of the Exercise Price for the Shares being purchased. The Eligible Employee exercising Stock Ownership Rights shall either pay the Exercise Price for the Shares being purchased in full in cash at the time of exercise, or shall make provision for payment thereof in any other manner which may be authorized by the Committee, as specified in the offering circular. In the event that provision for payment is made in a manner other than by full payment at the time of exercise, the rights of the exercising employee to receive certificates for Shares and dividends, if any, paid thereon and to vote such Shares shall be subject to such limitations, if any, which the Committee may provide in the terms of the grant of such Rights. Unless otherwise provided by the Committee, the Eligible Employee shall have no rights related to the shares until full payment has been made.

(b) If, during a Stock Window, Eligible Employees exercise Stock Ownership Rights such that the number of Shares issued upon such exercise would exceed the total number of Shares available for sale under the Plan under Section 15, then the number of Shares available for sale during such Stock Window without exceeding the total number of Shares available hereunder shall be allocated by the Administrator among the Eligible Employees exercising Stock Ownership Rights in proportion to (i) the amount of Stock Ownership Rights validly exercised by such Eligible Employee over (ii) the total amount of Stock Ownership Rights validly exercised by all Eligible Employees during such Stock Window.

(c) In the event that the number of Shares issuable to any Eligible Employee upon exercise of Stock Ownership Rights in any Stock Window exceeds the limit specified in Section 4 hereof, such Eligible Employee shall be allowed to purchase the number of Shares until such maximum number is achieved. Any additional Stock Ownership Rights shall not be considered validly exercised.

7. Transferability of Stock Ownership Rights. Stock Ownership Rights are not transferable and may be exercised only by the individual to whom they were granted.

8. Termination of Stock Ownership Rights. Except as otherwise specifically provided in any Stock Ownership Rights Agreement, Stock Ownership Rights may be terminated as follows:

(a) In the event that, the Eligible Employee has not exercised his or her Stock Ownership Rights during the term thereof, such Stock Ownership Rights shall terminate.

(b) Stock Ownership Rights will be terminated if they have been fully exercised or if they have expired by their term.

(c) Upon an Eligible Employee’s termination of employment for any reason, all Stock Ownership Rights awarded to such Employee will terminate immediately. For purposes of the Plan, a leave of absence in accordance with Company policy shall not be deemed to be a termination of employment.

9. Repurchase of Shares Acquired by Exercise of Stock Ownership Rights. If offered for sale or required to be sold, Shares shall be repurchased by the Company in accordance with the Company Bylaws, except for Shares held less than six months. Shares held less than six months from date of exercise shall be repurchased by the Company at the lesser of the exercise price or the current value as established by the Company Bylaws, except if the cause of sale is for death, disability or retirement of the Employee. In these cases, the Shares shall be repurchased by the Company at the current value as established by the Company Bylaws.

10. Adjustments to Shares and Exercise Price. The Board in its sole discretion may make appropriate adjustments in the number of Shares subject to Stock Ownership Rights or in the Exercise Price and in the total number of Shares reserved for issuance pursuant to the Plan in Section 15, to give effect to changes made in the number of outstanding Shares as a result of merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split, or other relevant change.

11. Stock Ownership Rights Agreements; Restrictions; Accounts.

(a) Stock Ownership Rights granted under the Plan may be evidenced by a written agreement in such form or forms as the Committee in its sole discretion may determine or may be provided by a description of the terms thereof in an offering circular or prospectus that is provided to Eligible Employees.

(b) All shares of Common Stock acquired through the exercise of Stock Ownership Rights granted under this Plan shall be subject to all restrictions on shares of Common Stock of the Company set forth in the Articles of Incorporation and Bylaws of the Company, including: (1) restrictions that grant the Company and then the Trust the right to repurchase shares upon termination of the shareholder’s affiliation with the Company; (2) restrictions that grant the Company and then the Trust and then the remaining shareholders a right of first refusal if the shareholder wishes to sell shares and (3) restrictions that define the “fair market value” to be applied in purchases and sales of shares.

(c) Statements of account will be given to Eligible Employees no less frequently than annually in due course following the end of the Stock Window, which statements will set forth the number of shares purchased during the Stock Window and the total number of Shares owned by such Eligible Employee. The Committee may also provide that the statements be maintained and accessible electronically.

12. Investment Representation. Upon demand by the Company, an Eligible Employee that exercises Stock Ownership Rights shall deliver to the Company a representation in writing that the purchase of all shares with respect to which notice of exercise of the Stock Ownership Rights has been given by the Eligible Employee is being made for investment only and not for resale or with a view to distribution, and containing such other representations and provisions with respect thereto as the Company may require. Upon such demand, delivery of such representation promptly and prior to the transfer or delivery of any such shares shall be a condition precedent to the right to purchase such shares

13. Amendment or Discontinuance of Plan. The Board may at any time amend, suspend, or discontinue the Plan; provided, however, that no amendments to the Plan shall alter or impair any Stock Ownership Rights granted under the Plan without the consent of the holders thereof.

14. Rights of Employment. Nothing in the Plan nor in any agreement entered into pursuant to the Plan shall confer upon any Eligible Employee any right to continue employment by the Company or a Subsidiary, nor shall it impair any right of the Company or a Subsidiary to terminate such employment.

15. Term of Plan, Number of Shares Reserved. The term of this Plan shall extend from the Effective date until the tenth (10th) anniversary thereof. The total number of Shares reserved for issuance upon exercise of Stock Ownership Rights pursuant to this Plan shall be three million (3,000,000) provided that any Stock Ownership Right under the Plan that is cancelled, expires, or for any other reason ceases to be exercisable, in whole or in part, other than upon exercise of the Stock Ownership Right, the shares which were subject to such Stock Ownership Right and as to which the Stock Ownership Right had not been exercised shall continue to be available under the Plan.

16. Redemption Provisions.

(a) In connection with the retirement or termination of employment of an Eligible Employee, the Board may enter into a redemption agreement with such Eligible Employee in order to redeem his or her Shares in accordance with the provisions of the Bylaws. If permitted by the Articles of Incorporation and Bylaws of the Company, the Board may exchange Class A common stock owned by the retiring/terminating Eligible Employee for Class B common stock and/or a series of preferred stock designated by the Board, subject to the terms and conditions, including without limitation redemption provisions, of an agreement between the Company and the Eligible Employee.

(b) During a Stock Window, the Board may provide for the repurchase by the Company and/or the Trust of Shares at the Current Stock Value, pursuant to the terms, conditions and limitations determined by the Board.

17. Valuation. The Board shall instruct the appraisers that perform the appraisal of the Shares to at the same time value the Company’s Class B common stock and any outstanding series of preferred stock.

18. Other Employee Equity Plans. The Board may adopt additional plans relating to the grant to or purchase by employees of equity securities of the Company, including but not limited to Class A common stock, Class B common stock, any series of preferred stock designated by the Board, stock options and restricted stock.

19. Governing Law. This Plan and all Stock Ownership Rights granted under this Plan, shall be construed and shall take effect in accordance with the laws of the State of Florida, without regard to the conflicts of laws rules of such State.